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                                                                   EXHIBIT 10.1

Portions of this Exhibit marked with an * have been omitted and filed separately with the Securities and Exchange
Commission pursuant to a request for confidential treatment.


                             PRIME VENDOR AGREEMENT


                  This agreement is made October 1, 1998, between Coram Healthcare Corporation ("Coram") and Cardinal Health ("Cardinal"), who hereby agree as follows:

1.       DESIGNATION AS PRIMARY WHOLESALER

                  During the term of this Agreement, Coram will designate Cardinal as the primary wholesale pharmaceutical supplier for its branches, whether now or hereafter owned, managed or operated by Coram (collectively, the "Facilities" and individually, a "Facility"). A current list of the Facilities is attached hereto as Appendix A. Additional alternate care and other health care organizations may be made parties to this Agreement from time to time subject to the prior approval of Coram and Cardinal. Coram will use its best efforts to actively promote the implementation of this Agreement to all Facilities.

2.       SALE OF MERCHANDISE

                  Coram will purchase from Cardinal during the term of this agreement its Primary Requirements of pharmaceuticals ("Rx Products") and, may, at its option, purchase certain other inventory carried by Cardinal ("Non-Rx Products" and together with Rx Products, collectively the "Merchandise") for delivery directly to the Facilities. The term "Primary Requirements" means that Coram will purchase for each Facility not less than * its requirements of Rx Merchandise from Cardinal. Cardinal reserves the right at all times to reasonably determine what Merchandise it will carry based upon product quality, manufacturer indemnity, insurance, and other policies, and other standards reasonably determined by it, and may delete from its available inventory items of Merchandise with limited or no movement activity.

3.       PURCHASE PRICE

                  Coram will pay a purchase price for all Merchandise purchased under this agreement in an amount equal to Cardinal's Cost minus the appropriate percentage as found in the Pricing Matrix (Exhibit A) effective *.

                  The term "Prepay Deposit" means an amount paid by Coram to Cardinal, in which Coram hereby grants to Cardinal a security interest. Cardinal may upon prior notice to Coram apply the Prepay Deposit to the outstanding invoices due to Cardinal, with any excess refunded to Coram. Cardinal shall have no obligation to segregate the Prepay Deposit from its other funds or accounts.

                  For purposes of this agreement: (a) the term "Cardinal's Cost" shall mean the manufacturer's published wholesale acquisition cost for Merchandise at the date of Cardinal's invoice to the Facility, adjusted to reflect any then-applicable contract pricing,




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         but without reduction for cash discounts; and (b) the term "Qualified
         Monthly Purchases" shall mean all purchases made and paid for by Coram and/or the Facilities under the terms of this agreement, net of all returns, credits, rebates, late charges, or other similar items. Manufacturer off invoice quantity discounts and promotional allowances will be made available consistent with Cardinal's normal and customary practices. In order to qualify for this pricing, each Coram facility must purchase its Primary Requirements from Cardinal and the aggregate annual volume must remain above *. Failure of Coram to meet either or both of these basic requirements may result in a change in the pricing by Cardinal upon 30 days' written notice to Coram.

                  *

                  All orders must be electronically transmitted via the CardinalCHOICE(TM) pharmacy system or other electronic order entry system approved by Cardinal to qualify for the pricing specified in the Pricing Matrix. Non-electronically transmitted orders are subject to Cardinal's Cost plus *.

4.       PAYMENT TERMS

         *

5.       DELIVERY

                  Cardinal will deliver the Merchandise FOB to the Facilities and exercise its good faith efforts to provide an efficient delivery schedule designed to meet the mutual needs of Cardinal and the Facilities. All deliveries will be accompanied by an invoice and, except as otherwise provided below, *. Delivery schedules and purchase order deadlines will be established by the applicable servicing division of Cardinal. Facilities will be eligible for three (3) deliveries per week, except that larger volume Facilities may request five (5) deliveries subject to mutual agreement with the servicing Cardinal division. Additional deliveries, if required, will incur a separate delivery charge at Cardinal's cost for such deliveries. Delivery schedules and purchase order deadlines may be reviewed and changed from time to time as mutually agreed upon by Cardinal and the Facilities.

                  DEA Form 222 may be mailed to the applicable Cardinal distribution center. Schedule 11 orders will be delivered within one business day of Cardinal's receipt of a signed original DEA Form 222.

6.       OTHER SERVICES

                  Cardinal will provide comprehensive support services to Coram and the Facilities in accordance with Cardinal's customary terms and practices for managed care customers. A list of those programs, services, and reports is attached as Exhibit B to this agreement.



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7.       EMERGENCY DELIVERIES

                  Cardinal will provide a twenty-four (24) hour, seven (7) day per week emergency delivery service. * emergency deliver* per month will be made free of charge. Thereafter, the courier charge for such orders will be F.O.B. prepaid and added to the invoice. A listing of key management personnel and emergency order procedures will be supplied to each Facility.

8.       CONTRACT ADMINISTRATION

                  Cardinal will recognize and administer the Manufacturer Contracts subject to their continued validity in accordance with applicable laws; however, if manufacturers' chargebacks for contract items submitted by Cardinal are disallowed or unreconcilable, then the disputed charge will be billed back to Coram. Coram will notify Cardinal of all manufacturer contracts between Coram or any Facility and any manufacturer (collectively, "Manufacturer Contracts"). In addition, Coram or the Facilities will notify Cardinal of all new Manufacturer Contracts"). In addition, Coram or the Facilities will notify Cardinal of all new Manufacturer Contracts entered into after the Commencement Date and all renewals, replacements or terminations of Manufacturer Contracts not less than 45 days prior to the effective date of such new Contract, to discontinue the service level provisions of Section 9 hereof until 45 days after delivery of accurate usage data for the new items.

                  In order to facilitate Cardinal's inventory management requirements, Coram will provide Cardinal with respect to each Facility accurate six month's usage figures (including NDC numbers) on both contract and non-contract items in compatible electronic (disk) format 30 days prior to participation under this agreement by that Facility. All purchases under this agreement by Coram will be for the Facilities' "own use" as that term is defined in judicial or legislative interpretation, and Coram will comply with applicable manufacturers' pricing criteria and policies.

9.       SERVICE LEVEL

                  Cardinal will exercise all reasonable efforts to provide Facilities with an aggregate average monthly service level on Rx Products of at least * calculated quarterly in accordance with the standards and procedures specified in Exhibit C. Failure by Cardinal through its own fault to maintain an average monthly service level based on the prior three-month period) of at least * will entitle the affected Facility to a reduction of * in the Cardinal Cost-plus percentage applicable for deliveries of Merchandise to that Facility during the following two-month period.

10.      ORDER CONFIRMATION/DROP SHIP INVOICING

                  Cardinal operates a "Live" inventory system that allocates inventory at the moment of order transmission. Order allocations are transmitted to the Facility within approximately 15 minutes of placing the order and contain invoice level detail.



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                  In the event that a discrepancy is identified regarding
         invoicing of items drop shipped to the facilities from the manufacturer or additional information is requested by either party in connection with such drop shipments, then both parties will use all reasonable efforts to obtain the information and resolve the discrepancy within sixty (60) days of notification of such discrepancy or need for such additional information.

11.      RETURN GOODS POLICY

                  Cardinal will accept Merchandise for return from Facilities in accordance with the Standard Cardinal Return Goods Policy (the "Cardinal Returns Policy") in effect from time to time during the term of this agreement. A current copy of the Cardinal Returns Policy in effect as of the Commencement Date is attached as Exhibit D. Credits to be issued to Coram in connection with timely notification by Coram in accordance with the Cardinal Returns Policy will be made no later than the tenth (10th) business day following Cardinal's authorization of such return.

12.      TERM

                  The initial terms of this Agreement will be for a period of five years beginning October 1, 1998 (the "Commencement Date"). Either party to this Agreement may effect an early termination of this agreement upon the default of a material provision of this agreement by the other party and that party's failure to cure such default within 30 days following written notice from the non-defaulting party. Notwithstanding the foregoing, either party to this Agreement may effect an early termination of this Agreement by providing written notice of termination to the other party at least ninety (90) days prior to the specified early termination date. Notwithstanding the foregoing, no termination notice from any Coram to Cardinal will be effective until such time as Cardinal has received payment for all amounts due from Coram.

13.      NOTICES

                  Any notice or other communication required or desired to be given to either party under this Agreement shall be in writing and shall be deemed given when: (a) deposited in the United States mail, first-class postage prepaid, and addressed to that party at the address for such party set forth at the end of this Agreement; (b) delivered to Federal Express, Airborne, or any other similar express delivery service for delivery to that party at that address; or (c) sent by facsimile transmission, with electronic confirmation, to that party at its facsimile number set forth at the end of this Agreement. Either party may change its address or facsimile number for notices under this Agreement by giving the other party notice of such change.


14.      TAXES/COMPLIANCE WITH LAWS

                  Coram will pay when due any sales, use, excise, gross receipts, or other federal, state, or local taxes or other assessments (other than any tax based solely on the net



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         income of Cardinal) and related interest and penalties in connection with or arising out of the transactions contemplated by this Agreement. If Cardinal pays any such amounts which Coram is obligated to pay under this section, if any, then Coram will promptly reimburse Cardinal in an amount equal to the amount so paid by Cardinal.

                  If an to the extent any discounts, credits, rebates or other purchase incentives are paid or applied by Cardinal with respect to the Merchandise purchased under Agreement, then applicable provisions of the Medicare/Medicaid and state health care fraud and abuse/anti-kickback laws (collectively, "fraud and abuse laws") may require disclosure of the applicable price reduction on Coram's claim or cost reports for reimbursement from governmental or other third parties. Coram agrees to comply with all applicable provisions of the fraud and abuse laws and to indemnify and hold Cardinal harmless for any failure on Coram's part to do so.

15.      FORCE MAJEURE

                  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, proposals, bids/bid responses, and understandings between the parties relative to the subject matter of this Agreement. Neither Cardinal nor Corm may assign its rights under this Agreement without the written consent of the other; provided, however, that Cardinal may delegate its rights and obligations to any entity which is controlled by or under common control with Cardinal Health, Inc. This Agreement will be binding on, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each party to this Agreement.

16.      RECORDS AND AUDIT

                  Cardinal will maintain records pertaining to the pharmaceutical products purchased by Coram under this Agreement as required by applicable FDA requirements. Not more than once in any twelve-month period, and following 60 days' advance written notice to Cardinal, Coram will have the right to appoint one or more of its employees or a business contracted by Coram (for which contracted costs will be paid by Coram) to review those relevant records applicable to its pharmaceutical purchases for the sole purpose of verifying compliance with the pricing terms of this Agreement. Any such review will be limited to twelve months of historical information as of the date such review begins and will be subject to a confidentiality agreement mutually agreed to by Cardinal and Coram, prepared by Cardinal and signed by Coram and its employee(s) and contracted business, if applicable, who will have access to the information prior to beginning the review.

17.      RETURN OF SOFTWARE

                  Upon termination of this Agreement for any reason, Coram's rights as a licensee of the CardinalCHOICE(TM) or other Cardinal software will automatically expire, and Coram will promptly return such software to a return location specified by Cardinal.





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18.      ENTIRE AGREEMENT; SUCCESSORS

                  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, proposals, bids/bid responses, and understandings between the parties relative to the subject matter of this Agreement. Neither Cardinal nor Coram may assign its rights under this Agreement without the written consent of the other; provided, however, that Cardinal may delegate its rights and obligations to any entity which is controlled by or under common control with Cardinal Health, Inc. This Agreement will be binding on, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each party to this Agreement.

19.      AMENDMENTS

                  No changes to this Agreement will be made or be binding on any party unless made in writing and signed by each party to this Agreement.

20.      WAIVER

                  The failure of either party to enforce any provision of this Agreement will not be considered a waiver of any future right to enforce such provision.

Coram Healthcare Corporation                  Cardinal Health*
1125 Seventeenth Street, Suite 2100           553 Glendon Court
Denver, Colorado 80202                        Dublin, Ohio 43216
Telecopy:  (303) 672-8889                     Telecopy:  (614) 717-_____



By: /s/                                       By: /s/
   ------------------------------                ------------------------------

Title:                                        Title:
      ---------------------------                   ---------------------------

* The terms "Cardinal" or "Cardinal Health" shall include the following affiliated and operating companies: Cardinal Syracuse, Inc., a New York corporation (Syracuse, New York); Balley Drug Company, a Delaware corporation (Zanesville, Ohio); Marmac Distributors, Inc., a Connecticut corporation (Hartford, Connecticut); James W. Daly, Inc., a Massachusetts corporation (Peabody, Massachusetts); Ohio Valley-Clarksburg, Inc., a Delaware corporation (Wheeling, West Virginia); Chapman Drug Company, a Tennessee corporation (Knoxville, Tennessee); Solomons Company, a Georgia corporation (Savannah, Georgia); National PharmPak Services, Inc., an Ohio corporation (Zanesville,
Ohio); National Specialty Services, Inc., an Ohio corporation (Nashville, Tennessee); Whitmire Distribution Corporation, a Delaware corporation (Folsom, California); Behrens, Inc., a Texas corporation (Waco, Texas); William's Drug distributors, Inc., a Delaware Corporation (Zanesville, Ohio); and any other affiliate of Cardinal Health, Inc. ("CHI"), an Ohio corporation, as CHI may designate.




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                                    EXHIBIT A


                                 Pricing Matrix

                                        *

                                    EXHIBIT B

                                 Other Services

         The services offered in this Agreement are designed to facilitate aggressive asset management at the Facilities. Additionally, Cardinal offers a highly sophisticated information system that will assist Coram in evaluating system wide product movement, pricing, service level, and compliance to group contracts.

A. The following services will be provided to Coram and each designated site:

         1. Order entry equipment, shelf labels, price stickers and bar coded labels are available upon request.

         2.       Reports (available through CardinalCHOICE)

                  a. Contract Report - printed in alpha sequence describing contract items available to a specific institution. Included in this report is the contract cost NDC#, product description, E.O.E. number, manufacturer and distribution center availability (monthly distribution).

                  b. Monthly Purchase Profile - printed in alpha sequence defining a twelve (12) month rolling purchase profile (monthly distribution).

                  c. DEA Report - a listing of controlled substances purchased from Cardinal for each month (monthly distribution).

                  d. 80/20 Report (dollar volume sequence) - a listing of all purchases from a previous quarter by descending dollar volume sequence with units displayed (quarterly distribution).

                  e. Vendor Purchase Report - a listing of purchases by vendor displaying both unit and dollar volume for the preceding quarter (quarterly distribution).

B. Physical Inventory Report - generated by entering inventory into the order entry equipment and transmitting with proper code to Cardinal computer via telephone. A printout will be delivered within seven (7) days showing description, unit price, extended price and total inventory. A normal fee of $50 per inventory will be charged. No charge will be applied if CardinalCHOICE generates the reports.

C. CardinalCHOICE - will be made available to Coram and Facilities utilizing Cardinal as the preferred vendor. The fee associated with CardinalCHOICE and future updates will be waived for Coram.

D. CardinalCHOICE HQ - one system will be provided to Coram corporate office at no charge for the term of the Agreement.


                                  Exhibit B-1
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E.       Hardware - all hardware and software provided by CHI for use by Coram in conjunction with this Agreement shall remain the property of Cardinal health and software shall be returned to Cardinal upon termination of this Agreement.

F. Sales Representation - upon execution of this Agreement, each site will have an assigned account representative who specializes in Alternate Care. A mutually-convenient call schedule will be established. On these visits, the account representative will review pertinent contract charges, price increases or decreases, special "deals" of interest to Coram and returns as required.



                                  Exhibit B-2

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                                    EXHIBIT C

                            Service Level Definition

1.       Manufacturer back orders/temporary outs;

2. Non-stock and/or discontinued items due to non-movement or discontinuation by manufacturer;

3. Rx Products shipped within three (3) working days of initial order (including those filled by an affiliate of Cardinal) which shall instead be counted as a line filled;

4.       Items where a Facility has failed to provide accurate usage figures;

5. Items where a Facility's historical demand is exceeded by 150% over the preceding two months;

6.       Same item ordered more than once within five days.


         The service level guaranty for Facilities added to this Agreement after the Commencement Date shall commence 60 days following receipt by Cardinal of accurate usage data. This will allow Cardinal to gain usage information and adjust inventory levels appropriately.

         Coram shall notify Cardinal at least 45 days prior to the expiration of any manufacturer's contract which is being replaced with a different contract, and shall cooperate with and assist Cardinal in disposing of any excess inventory of Merchandise previously stocked at Coram's or a Facility's request. Failure to comply with these notice requirements shall entitle Cardinal to discontinue the service level guaranty to the Facilities until 60 days after delivery of accurate usage data for the new items.


                                   Exhibit C-1
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                                    EXHIBIT D

                      Cardinal Health Returned Goods Policy
      (Hospitals, Charitable Institutions, and Other Health Care Entities)


General Policy

Product in "merchantable condition" (as defined below) may generally be returned to the Cardinal Health Company from which the product was originally purchased if the return is made within the time frames and subject to the terms and conditions described below:

     Return Made Within                  Normal Credit Amount
     ------------------                  --------------------

             *                                     *

"Merchantable condition" will be determined by Cardinal Health based upon its ability to return the item to its inventory for resale in the normal course of its business without special preparation, testing, handling, or expense and will exclude the following:


A. Any item which has been used or opened, is a partial dispensing unit or unit of sale, is without all original packaging, labeling, inserts, or operating manuals, or that is stickered, marked, damaged, defaced, or otherwise cannot readily be resold by Cardinal for any reason.

B. Short-dated (less than ___ months expiration dating), outdated, or seasonal product and items purchased on a "special order" basis, including non-stock and drop ship items.

C. Any sterile or refrigerated merchandise, unless Cardinal is specially assured that such merchandise was properly stored and protected at all times and such merchandise is returned separately in a package marked as such and accompanied by a separate credit request form.

D. Any low stability product, including Epogen(TM), Eminase(TM) or other products which are usually sensitive to temperature and handling conditions.

E. Any product not intended for return to a wholesaler in accordance with the return policies of the applicable manufacturer.


Unmerchantable Product

Any item not eligible for return in accordance with Cardinal's General Policy (above) will not be accepted for return without special written authorization and will generally require return directly to the manufacturer. If Cardinal does participate in the return process for any product not in


                                  Exhibit D-1

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"merchantable condition," any return credit to the customer will be based upon the actual credit issued by the manufacturer and will be subject to a minimum 25% handling charge.


Controlled Substances

Credit for the return of controlled substances requires a separate Merchandise Return Authorization From (the "MRA Form") and must comply with all federal and state procedures and requirements in addition to the terms and conditions described herein.


Shorts and Damaged Merchandise


Claims of order shortages (e.g., invoiced but not received) and damage must generally be reported within five business days from the applicable invoice date. Controlled substance shortage claims must be reported immediately per DEA requirements. Pricing and other errors/mistakes must be reported within 10 business days from the invoice date.


Notice to Manufacturer

Upon approval of the return by Cardinal Health, the customer will be responsible to: (a) promptly forward a copy of the credit memo and MRA Form to the applicable manufacturer; (b) retain a copy of the credit memo and MRA Form; and
(c) make such copies available to the manufacturer and to the authorized federal, state, and local law enforcement officers upon request, all as required pursuant to FDA guidelines.


Ongoing Assurance and Cardinal Credit Request Form

Prior to returning any product to Cardinal, each customer must execute and deliver to Cardinal an Ongoing Assurance verifying that all returned merchandise has been kept under proper conditions for storage, handling, and shipping. All request for credit must be submitted via EOE, on the CardinalCHOICE(TM) system or by approved EDI interface. A fully completed MRA Form must accompany all merchandise to be returned. A fully completed form includes, but is not limited to, the following information: the invoice number and invoice date for the merchandise to be returned.


Other Restrictions

This policy is subject to charge without notice by Cardinal Health. This policy is further subject to modification as may be deemed necessary or appropriate by Cardinal health to comply with applicable federal and/or state regulations, FDA guidelines, state law, and other restrictions applicable to returned merchandise.

                                  Exhibit D-2